                         PURCHASE AND SALE AGREEMENT

                                  BETWEEN

                             DCV, INC., AS SELLER

                                     AND

                    OPTA FOOD INGREDIENTS, INC., AS BUYER

                         Dated as of December 30, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                                Page
                                                                                ----

ARTICLE I DEFINITIONS.........................................................   1

  1.1  Definitions............................................................   1
  1.2  Certain Interpretive Matters...........................................   8

ARTICLE II PURCHASE AND SALE..................................................   8

  2.1  Sale of Assets.........................................................   8
  2.2  Excluded Assets........................................................   9
  2.3  Assumed Liabilities and Obligations....................................  10
  2.4  Excluded Liabilities...................................................  11
  2.5  Intercompany Obligations...............................................  11

ARTICLE III THE CLOSING.......................................................  12

  3.1  Closing................................................................  12
  3.2  Purchase Price.........................................................  12
  3.3  Closing Payment of Purchase Price......................................  12
  3.4  Post-Closing Adjustment................................................  12
  3.5  Allocation of Purchase Price...........................................  14
  3.6  Section 116 of the Income Tax Act (Canada).............................  14
  3.7  Deliveries by Seller...................................................  15
  3.8  Deliveries by Buyer....................................................  16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...........................  16

  4.1  Organization: Qualification............................................  16
  4.2  Authority Relative to this Agreement...................................  16
  4.3  Consents and Approvals: No Violation...................................  17
  4.4  Financial Statements...................................................  17
  4.5  Undisclosed Liabilities................................................  17
  4.6  Absence of Certain Changes or Events...................................  18
  4.7  Title and Related Matters..............................................  18
  4.8  Leases.................................................................  18
  4.9  Inventory..............................................................  19
 4.10  Accounts Receivable....................................................  19
 4.11  Insurance..............................................................  19
 4.12  Environmental Matters..................................................  20
 4.13  Employees..............................................................  21
 4.14  Labor Matters..........................................................  21
 4.15  ERISA: Benefit Plans...................................................  21
 4.16  Real Property..........................................................  23
 4.17  Fixed Assets...........................................................  24
 4.18  Certain Contracts and Arrangements.....................................  24
 4.19  Litigation and Claims..................................................  24
 4.20  Permits................................................................  25
 4.21  Taxes..................................................................  25
 4.22  Year 2000 Qualification................................................  26
 4.23  Patents................................................................  27

 4.24  Certain Limitations on Representations and Warranties..................  27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER.............................  27

  5.1  Organization...........................................................  27
  5.2  Authority Relative to this Agreement...................................  27
  5.3  Consents and Approvals: No Violation...................................  28
  5.4  Availability of Funds..................................................  28
  5.5  Legal Proceedings......................................................  28

ARTICLE VI COVENANTS OF THE PARTIES...........................................  28

  6.1  Conduct of Business Relating to the Purchased Assets...................  28
  6.2  Access to Information..................................................  29
  6.3  Expenses...............................................................  30
  6.4  Further Assurances; Cooperation........................................  30
  6.5  Public Statements......................................................  32
  6.6  Consents and Approvals.................................................  32
  6.7  Fees and Commissions...................................................  33
  6.8  Tax Matters: Prorations................................................  33
  6.9  Employees..............................................................  34
 6.10  Noncompetition and Nonsolicitation.....................................  35
 6.11  USDA Patents...........................................................  36
 6.12  MIS Services...........................................................  37

ARTICLE VII CONDITIONS........................................................  37

  7.1  Conditions to Obligations of Buyer.....................................  37
  7.2  Conditions to Obligations of Seller....................................  38

ARTICLE VIII INDEMNIFICATION..................................................  39

  8.1  Indemnification........................................................  39
  8.2  Defense of Claims......................................................  41
  8.3  Arbitration............................................................  43
  8.4  No Third Party Beneficiary.............................................  43

ARTICLE IX TERMINATION........................................................  43

  9.1  Termination............................................................  43
  9.2  Procedure and Effect of No-Default Termination.........................  44

ARTICLE X MISCELLANEOUS PROVISIONS............................................  45

 10.1  Amendment and Modification.............................................  45
 10.2  Waiver of Compliance: Consents.........................................  45
 10.3  Survival of Representations.  Warranties.  Covenants and Obligations...  45
 10.4  Notices................................................................  45
 10.5  Assignment.............................................................  47
 10.6  Governing Law..........................................................  47
 10.7  Counterparts...........................................................  47
 10.8  Severability...........................................................  47
 10.9  Interpretation.........................................................  47
10.10  Schedules and Exhibits.................................................  47
10.11  Entire Agreement.......................................................  48
10.12  Bulk Sales Laws........................................................  48

                                LIST OF EXHIBITS
                                ----------------

EXHIBITS
Exhibit A Form of Assignment and Assumption Agreement
Exhibit B Form of Bill of Sale
Exhibit C Form of FIRPTA Affidavit
Exhibit D Form of Opinion from Seller's Counsel
Exhibit E Form of Opinion from Buyer's Counsel
Exhibit F Form of Escrow Agreement
Exhibit G Form of Side Letter Agreement

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     PURCHASE AGREEMENT, dated as of December 30, 1999, between DCV, Inc., a Delaware corporation ("Seller"), and Opta Food Ingredients, Inc., a Delaware
                       ------
corporation ("Buyer").  Seller and Buyer are referred to individually as a
              -----
"Party," and collectively as the "Parties."
                                  -------

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Seller is engaged through its Canadian Harvest division in the processing and marketing of agricultural food additives and substitutes, including but not limited to grain hulls and brans; and the manufacture and marketing of whitened and delignified cellulosic material for human consumption prepared from oat hulls (collectively, and including the business of Canadian Harvest Process Ltd., a Canadian corporation ("CHP"), the "Business");
                                                           --------

     WHEREAS, Buyer desires to purchase, and Seller desires to sell and assign, the assets of the Business, including without limitation: (i) the real property, the manufacturing facility and related equipment located in Cambridge, Minnesota (the "Cambridge Facility") and (ii) all of the outstanding common shares of CHP,
      ------------------
and in connection therewith, Buyer has agreed to assume certain liabilities of the Business, upon the terms and conditions hereinafter set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

     1.1  Definitions. As used in this Agreement, the following terms have the
          -----------
meanings specified in this Section 1.1.

          "Accounts Receivable" means all of the accounts receivable of the
           -------------------
Business as of the Closing Date.

          "Accounts Payable" means all of the trade accounts payable of the
           ----------------
Business as of the Closing Date.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the General
           ---------
Rules and Regulations under the Securities Exchange Act of 1934, excluding CHP except as specifically provided otherwise.

          "Agreement" means this Purchase and Sale Agreement together with the
           ---------
Schedules and Exhibits hereto, as the same may be from time to time amended.

     "Assignment and Assumption Agreement" means the Assignment and Assumption
      -----------------------------------
Agreement between Seller and Buyer, substantially in the form of Exhibit A hereto, by which Seller, subject to the terms and conditions hereof, shall assign the Seller's Agreements, the Transferable Permits and certain other Purchased Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities and Obligations.

     "Assumed Contacts" has the meaning set forth in Section 2.1(e).
      ----------------

     "Assumed Liabilities and Obligations" has the meaning set forth in Section
      -----------------------------------
2.3.

     "Benefit Plans" has the meaning set forth in Section 4.15(a).
      -------------

     "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit
      ------------
B hereto, to be delivered by Seller to Buyer at the Closing, with respect to the Tangible Personal Property (other than Tangible Personal Property owned by CHP).

     "Business" has the meaning set forth in the Recitals.
      --------

     "Business Day" shall mean any day other than Saturday, Sunday and any day
      ------------
on which banking institutions in the State of Minnesota are authorized by law or other governmental action to close.

     "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).
      ----------------

     "Buyer's Required Regulatory Approvals" has the meaning set forth in
      -------------------------------------
Section 5.3(b).

     "CERCLA" means the Federal Comprehensive Environmental Response,
      ------
Compensation, and Liability Act, as amended, 42 U.S.C. (S)(S) 9601 et. seq.

     "CHP Benefit Plans" has the meaning set forth in Section 4.15(c).
      -----------------

     "CHP Taxes" has the meaning set forth in Section 8.1(c).
      ---------

     "Closing" has the meaning set forth in Section 3.1.
      -------

     "Closing Date" has the meaning set forth in Section 3.1.
      ------------

     "Closing Date Working Capital Amount" has the meaning set forth in Section
      -----------------------------------
3.2.

     "Closing Payment" has the meaning set forth in Section 3.3.
      ---------------

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985,
      -----
as amended, as codified in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

          "Commercially Reasonable Efforts" means efforts which are designed to
           -------------------------------
enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

          "Confidentiality Agreement" means the Confidentiality Agreement, dated
           -------------------------
June 28, 1999, between Seller and Buyer.

          "Contracts" has the meaning set forth in Section 4.18(c).
           ---------

          "Direct Claim" has the meaning set forth in Section 8.2(c).
           ------------

          "Encumbrances" means any mortgages, pledges, liens, writs of
           ------------
execution, security interests, or encumbrances of any kind.

          "Environmental Claim" means any and all pending or threatened (in
           -------------------
writing) administrative or judicial actions, suits, orders, claims, liens, notices, notices of violation, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the environment of any Hazardous Substances at any location related to the Purchased Assets, including, but not limited to, any off site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment, or disposal.

          "Environmental Condition" means the presence or release to the
           -----------------------
environment, whether at a site or at an off-site location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the site or any off site location regardless of when such presence or release occurred or is discovered.

          "Environmental Laws" means all federal, state and local, provincial
           ------------------
and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, published standards, criteria or guidelines or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous

Materials Transportation Act (49 U.S.C. (S)(S)1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S)(S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S)(S) 1251 et seq.), the Clean Air Act (42 U.S. C. (S)(S) 7401 et seq.) , the Toxic Substances Control Act (15 U.S.C.
(S)(S) 2601 et seq.), the Oil Pollution Act (33 U.S.C. (S)(S) 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S)(S) 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S)(S) 651 et seq.), and all other state, local, provincial and foreign laws analogous to any of the above.

          "Environmental Permits" has the meaning set forth in Section 4.12(a).
           ---------------------

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended.

          "ERISA Affiliate" means any trade or business (whether or not
           ---------------
incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with the Seller under Section 4 14(b), (c), (in) or (o) of the Code.

          "ERISA Affiliate Plans" means any Benefit Plan to which Seller or any
           ---------------------
ERISA Affiliate contributed.

          "Escrow Agent" has the meaning set forth in Section 3.2.
           ------------

          "Escrow Amount" has the meaning set forth in Section 3.2.
           -------------

          "Excluded Assets" has the meaning set forth in Section 2.2.
           ---------------

          "Excluded Liabilities" has the meaning set forth in Section 2.4.
           --------------------

          "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax
           ----------------
Act Certification and Affidavit, substantially in the form of Exhibit C hereto.

          "Governmental Authority" means any federal, state, provincial, local
           ----------------------
or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

          "Hazardous Substances" means (a) any petrochemical or petroleum
           --------------------
products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychiorinated biphenyls; (b)any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "toxic wastes," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          "Income Tax" means any federal, state, provincial, local or foreign
           ----------
Tax (a) based upon, measured by or calculated with respect to income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

          "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).
           ------------------

          "Indemnifying Party" has the meaning set forth in Section 8.1(d).
           ------------------

          "Indemnitee" has the meaning set forth in Section 8.1(c).
           ----------

          "Intellectual Property" means all patents and patent rights,
           ---------------------
trademarks and trademark rights, inventions, copyrights and copyright rights and all pending applications for registrations of patents, trademarks, and copyrights, owned by Seller and necessary for the operation of the Business, as set forth in Schedule 4.23.

          "Inventory" has the meaning set forth in Section 2.1(b).
           ---------

          "IRS" means the United States Internal Revenue Service or any
           ---
successor agency thereto.

          "Knowledge" means (a) with respect to Seller, the actual knowledge,
           ---------
after due inquiry, of the corporate officers or managerial representatives of Seller listed on Schedule 1.1(a), and (b) with respect to Buyer, means the actual knowledge, after due inquiry, of the corporate officers or managerial representatives of Buyer listed on Schedule 1.1(b).

          "Material Adverse Effect" means any change (or changes taken together)
           -----------------------
in, or effect on, the Business or the Purchased Assets that results in, or is likely to result in, a quantifiable, material adverse effect on the operation or condition (financial or otherwise) of the Business or the Purchased Assets.

          "Owned Real Property" has the meaning set forth in Section 4.16(a).
           -------------------

          "Party" (and the corresponding term "Parties") has the meaning set
           -----
forth in the preamble.

          "PBGC" means the Pension Benefit Guaranty Corporation established by
           ----
ERISA.

          "Permits" has the meaning set forth in Section 4.20.
           -------

          "Permitted Encumbrances" means: (i) statutory liens for Taxes or other
           ----------------------
governmental charges or assessments not yet due or delinquent or that may be thereafter paid without penalty; and (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, which do not, individually or in the aggregate, materially affect the marketability of the Purchased Assets or materially impair the use of the property subject thereto in the Business as currently conducted.

          "Person" means any individual, partnership, limited liability company,
           ------
joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof

          "Products" means all products manufactured or sold by Seller or CHP as
           --------
part of the Business.

          "Proprietary Information" of a Party means all information about the
           -----------------------
Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives regardless of the manner or medium in which it is furnished, including information provided to a Party pursuant to the Confidentiality Agreement and including information regarding the Purchased Assets or the
transactions contemplated by this Agreement.   Proprietary Information does not
include information that: (a) is or becomes generally available to the public (other than as a result of a disclosure by the other Party or its Representatives in violation of the Confidentiality Agreement or this Agreement); (b)was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; or (d) such Party can prove was independently developed by the other Party.

          "Purchased Assets" has the meaning set forth in Section 2.1.
           ----------------

          "Purchase Price" has the meaning set forth in Section 3.2.
           --------------

          "Real Property" has the meaning set forth in Section 2.1(a).
           -------------

          "Real Property Leases" has the meaning set forth in Section 4.8(a).
           --------------------

          "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives).

          "Section 116 Amount" has the meaning set forth in Section 3.2.
           ------------------

          "Seller" has the meaning set forth in the preamble.
           ------

          "Seller's Agreements" has the meaning set forth in Section 4.18(a).
           -------------------

          "Seller's Indemnitee" has the meaning set forth in Section 8.1(a).
           -------------------

          "Seller's Required Regulatory Approvals" has the meaning set forth in
           --------------------------------------
Section 4.3(b).

          "Subsidiary" when used in reference to any Person means any entity of
           ----------
which such Person, directly or indirectly, owns or controls ordinary voting power to elect a majority of the Board of Directors, or other Persons performing similar functions, of such entity.

          "Tangible Personal Property" means all machinery, mobile or otherwise,
           --------------------------
equipment (including computer hardware and software and communications equipment), vehicles, tools, spare parts, fixtures, furniture and furnishings and other personal property used in and necessary for the operation of the Business, including, without limitation, the items of personal property which are part of the Cambridge Facility as described in Schedule 4.16.

          "Tangible Personal Property Leases" has the meaning set forth in
           ---------------------------------
Section 4.8(b).

          "Taxes" means all taxes, charges, fees, levies, imposts, penalties or
           -----
other assessments or similar charges in the nature of a tax imposed by any federal, state, provincial, municipal or local or foreign taxing or governmental authority, including, but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, employer health, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties, fines or additions attributable thereto.

          "Tax Return" means any return, report, information return,
           ----------
declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

          "Termination Date" has the meaning set forth in Section 9.1(b).
           ----------------

          "Third Party Claim" has the meaning set forth in Section 8.2(a).
           -----------------

          "Transferable Permits" means those Permits and Environmental Permits
           --------------------
identified in Schedule 4.20(b), which may be transferred to Buyer without a filing with, notice to, consent or approval of any Governmental Authority.

          "Working Capital" has the meaning set forth in Section 3.4(c).
           ---------------

          "Working Capital Adjustment" has the meaning set forth in Section
           --------------------------
3.4(a).

          "Working Capital Amount" means the final amount of Working Capital, as
           ----------------------
adjusted pursuant to Section 3.4.

          "Year 2000 Compliant" and "Year 2000 Qualified" have the meanings set
           -------------------       -------------------
forth in Section 4.22.   "Year 2000 Qualification" has a meaning correlative to
                          -----------------------
Year 2000 Qualified.

     1.2  Certain Interpretive Matters.  In this Agreement, unless the context
          ----------------------------
otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made. $ refers to U.S. dollars, and CDN$ refers to Canadian dollars.


                                  ARTICLE II
                                  ----------

                               PURCHASE AND SALE
                               -----------------

     2.1  Sale of Assets.  Upon the terms and subject to the satisfaction of the
          --------------
conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of the Seller's right, title and interest in and to the following assets constituting, or used in and necessary for the operation of, the Business, other than Excluded Assets, and other than any of the following that are owned by CHP, each as in existence on the Closing Date (collectively, "Purchased Assets"):

          (a) the lessee's interest in the leaseholds covered by the Real Property Leases of Seller described in Schedules 4.8(a) and Seller's (x) fee simple interest in 1001 Cleveland Street, Cambridge, Minnesota and (y) Seller's right, title and interest in Block Two, Outlot A in Cambridge, Minnesota (as more fully described in the deeds to be delivered to Buyer at Closing) together with the right, title and interest of Seller in all buildings, improvements, fixtures and other appurtenances thereto (collectively, and together with any such property owned or leased by CHP, the "Real Property");

          (b) the inventory of raw materials, work in process and finished goods of Seller that as of the Closing is located on the Owned Real Property and all other inventory of Seller on the Closing Date that is used or held for use primarily in the Business (together with any such inventory, raw materials, work in process and finished goods of CHP, the "Inventory");

          (c) the machinery and equipment of Seller and other fixed assets of the Business located at the Real Property of Seller described in Section 2.1(a) as of the Closing;

          (d) the prepaid expenses of Seller as of the Closing to the extent relating to the Purchased Assets;

          (e) the right, title and interest of Seller as of the Closing in, to and under all Contracts ("Assumed Contracts") that are listed on Schedules 4.8(b) or 4.18, or which would be so listed but for any dollar, time or other exclusion or exception in Section 4.8(b) or Section 4.18, as the case may be, and any Contract primarily relating to the Business entered into in accordance with this Agreement, including without limitation Section 6.1;

          (f) the right, title and interest of Seller as of the Closing in, to and under the Intellectual Property listed or required to be listed on Schedule 4.23.

          (g) the trade secrets, know how and goodwill owned by Seller as of the Closing relating primarily to the Business;

          (h) the books of account, general, financial, accounting, and personnel records, files, invoices, customers' and suppliers' lists and other written information owned by Seller as of the Closing and relating primarily to the Business;

          (i) the permits, licenses, franchises and other federal, state, local and foreign governmental approvals and authorizations of Seller as of the Closing relating primarily to the Business;

          (j)  the Accounts Receivable of Seller;

          (k) the rolling stock owned by Seller and used primarily in the Business as listed on Schedule 2.1; and

          (l) the entire right, title and interest of Seller in all of the issued and outstanding common shares of CHP (the "Shares").

     2.2  Excluded Assets.  Notwithstanding anything to the contrary in this
          ---------------
Agreement other than Section 2.1(1), nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein, other than any of the following that are owned by CHP as of the Closing which, except as expressly provided otherwise herein, will be retained by CHP (the "Excluded Assets"):
                                                         ---------------

          (a) cash and cash equivalents on hand and on deposit in bank accounts;

          (b) any refund of costs or expenses borne by Seller attributable to the period prior to the Closing Date;

          (c) any rights that accrue or will accrue to Seller under this Agreement;

          (d) the Tax Returns of Seller and any rights to any of Seller's claims existing at Closing for Tax refunds;

          (e) the corporate seal, minute books, stock books and other records relating to the corporate organization of Seller and the general ledger and other books of original entry of the Seller;

          (f)  any rights of Seller in any pending litigation [as listed on
Schedule 2.2];

          (g) any asserted or unasserted rights or claims that relate to the Excluded Assets or the Excluded Liabilities; and

          (h) all other assets of Seller which are not used primarily in the Business.

     2.3  Assumed Liabilities and Obligations.  On the Closing Date, Buyer shall
          -----------------------------------
deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge when due, all of the following liabilities and obligations of Seller, other than any of the following that are liabilities or obligations of CHP as of the Closing, which, except as expressly provided otherwise herein, will be retained by CHP (collectively, "Assumed
                                                                   -------
Liabilities and Obligations"):
---------------------------

          (a) All liabilities and obligations of Seller under the executory portion of Seller's Agreements and under the Transferable Permits;

          (b) All liabilities and obligations associated with the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Sections 6.8(a) hereof;

          (c) With respect to the Purchased Assets, any Tax on the ownership, sale, operation or use of the Purchased Assets first accruing on or after the Closing Date, except for any Income Taxes attributable to income received by Seller or any other Taxes payable under applicable law by the Seller;

          (d)  All trade accounts payable of Seller in respect of the Business;

          (e) The obligation and liabilities of Seller, if any, (A) for bodily or personal injury in respect of any and all Products manufactured by Buyer or any of its Affiliates after the Closing and (B) for Product return, warranty or similar liabilities or obligations in respect of any and all Products manufactured or sold by CHP or by Buyer or any of its Affiliates prior to, on or after the Closing Date (including without limitation obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges and returns);

          (f) The obligations and liabilities arising out of Buyer's conduct of the Business after the Closing Date;

          (g) The obligations and liabilities assumed by Buyer under Section 6.9; and

          (h) The obligations and liabilities for any legal, accounting, travel, printing or other expenses incurred on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or the financing thereof.

The provisions of Sections 2.3 (a) - (i) are independent, with the result that any limitation in any such provision thereof will not apply to any other provision thereof

     Notwithstanding any other provision hereof or of applicable law to the contrary, the parties' respective obligations under any covenant in this Agreement, including without limitation Buyer's obligations under this Section 2.3, will not be subject to offset or reduction or otherwise affected by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document contemplated by or delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder or any other matter whatsoever.

     2.4  Excluded Liabilities.  Buyer shall not assume or be obligated to pay,
          --------------------
perform or otherwise discharge the following liabilities or obligations, other than any of the following that are liabilities or obligations of CHP on the Closing Date, which, except as expressly provided otherwise herein, will be retained by CHP (the "Excluded Liabilities"):
                      -------------------

          (a) Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets;

          (b) Any liabilities or obligations in respect of Taxes attributable to the ownership, operation or use of Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 6.8(a) hereof

          (c) All liabilities and obligations relating to the non-executory portion of Seller's Agreements as of the Closing Date;

          (d) Any and all asserted or unasserted liabilities or obligations to third parties for bodily or personal injury or tort, product return, warranty or similar liabilities or obligations arising out of the ownership or operation of the Purchased Assets (excluding the Shares) or the manufacture or sale of Products prior to the Closing Date (including without limitation obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges and returns) other than any liabilities or obligations which have been expressly assumed by Buyer under Section 2.3;

          (e) Subject to Section 2.3 and Section 6.9, any obligations of Seller to its employees or former employees for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, plan, instrument or agreement, including the change of control letters listed on Schedule 4.13;

          (f) Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement, the Bill of Sale or the Assignment and Assumption Agreement; and

          (g) Any other liability or obligation of Seller not specifically assumed under this Agreement, including environmental liabilities covering the period prior to the Closing, provided that Seller's obligation to indemnify Buyer with respect to such environmental liabilities shall be governed exclusively by Section 8.l(b)(v) and (vi).

     2.5  Intercompany Obligations.  Notwithstanding any other provision hereof,
          ------------------------
any amount owed to the Business (including CHP) by Seller or any of its Affiliates other than the Business (including ClIP) (collectively, "Post-Closing Affiliates"), or owed by the Business

(including CHP) to Seller or any Post-Closing Affiliate, other than obligations to third parties directly attributable to the conduct of business of the Business, will be settled at or prior to the closing and will not constitute Purchased Assets or Assumed Liabilities and Obligations.

                                  ARTICLE III
                                  -----------

                                  THE CLOSING
                                  -----------

     3.1  Closing.  Upon the terms and subject to the satisfaction of the
          -------
conditions contained in Article VII of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the payment of the Closing Payment to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Seller's counsel at 1201 Market Street, Suite 1500, Wilmington, Delaware 19801 and of Buyer's counsel at One Financial Center, Boston, Massachusetts 02111, at 10:00 a.m. local time, or another mutually acceptable time and location, on the later of (i) December 31, 1999 or (ii) the date that is two (2) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or on such other date as the Parties may mutually agree. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

     3.2  Purchase Price.  The Purchase Price for the Purchased Assets shall
          --------------
equal the sum of (i) $12,000,000; plus (ii) an amount to be agreed upon by Buyer and Seller representing the parties' calculation as of the Closing Date of the Working Capital Amount, which amount shall equal the sum of: (a) the value of the Inventory of the Business, based upon an Inventory count of the Business to be completed on December 30, 1999; and (b) the dollar value of the Accounts Receivable of the Business on Seller's and CHP's-books and records on December 30 1999; less (c) the dollar value of the Accounts Payable of the Business on Seller's and CHP's books and records on December 30, 1999 (the "Closing Date Working Capital Amount"), subject to adjustment in accordance with the procedures set forth in Section 3.4 hereof (collectively, and as so adjusted, the "Purchase Price"), of which (x) $250,000 (the "Escrow Amount") shall be held in escrow for a period of six (6) months following the Closing by Wilmington Trust Company (the "Escrow Agent") to secure the indemnification obligations of the Seller pursuant to Section 8.1(b) and (c), and (y) $390,000 shall be held in escrow to secure the obligation of Seller to obtain the Section 116 Certificate referred to in Section 3.6 (the "Section 116 Amount").

     3.3  Closing Payment of Purchase Price.  At the Closing, as a payment on
          ---------------------------------
account of the Purchase Price, Buyer will pay or cause to be paid (i) to Seller, the amount equal to the sum of(a) $12,000,000; plus (b)the Closing Date Working Capital Amount; less (c) the Escrow Amount and the Section 116 Amount (the "Closing Payment"), by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer and (ii) to the Escrow Agent, the Escrow Amount and the Section 116 Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent.

     3.4  Post-Closing Adjustment.
          -----------------------

          (a) The Seller will complete by December 30, 1999 a physical count of the Inventory which Buyer will have the opportunity to observe and during which Buyer or Buyer's accountant will conduct test counts, and will agree on the Closing Date Working Capital Amount prior to Closing. This agreement will be evidenced by a letter substantially in the form of Exhibit G. In connection therewith, Seller will deliver to Buyer a list of (i) the Inventory, (ii) the Accounts Receivable at December 30, 1999 and (iii) the Accounts Payable at December 30, 1999, certified by Seller as a true and correct listing of the Inventory, Accounts Receivable and Accounts Payable on Seller's books and records. After the Closing Date, Buyer and its accountants will be permitted to conduct an audit of the Closing Date Working Capital Amount for the purpose of determining whether any adjustment is necessary to the Closing Date Working Capital Amount, in accordance with generally accepted accounting principles and consistent with Seller's past practices. As promptly as possible, but in any event, within forty-five (45) days after the Closing Date, the Buyer will deliver to the Seller a schedule (the "Adjustment Schedule") setting forth its calculation of the Working Capital Amount and the difference between (i) the Closing Date Working Capital Amount and (ii) the Working Capital Amount as calculated by Buyer (such difference the "Working Capital Adjustment"), together with an explanation in reasonable detail of the reasons for and the amount of Buyer's proposed Working Capital adjustment. The Seller shall have the right to observe and comment upon the preparation of such schedule. The failure of Buyer to deliver the Adjustment Schedule in a timely manner shall constitute Buyer's acceptance of the Closing Date Working Capital Amount as the Working Capital Amount. Within seven (7) days after delivery of the Adjustment Schedule, the Seller may notify the Buyer in writing that such schedule does not, in its opinion, fairly state the Working Capital Adjustment in accordance with the provisions of this Agreement, setting forth in reasonable detail the respects in which it fails to do so. In the event that the Seller and Buyer are unable to resolve any dispute so raised within thirty (30) days after delivery of the Adjustment Schedule, they shall appoint a "big five" accounting firm acceptable to both of them, whose expenses will be shared equally by the Seller and the Buyer (the "Independent Accounting Firm"). The Independent Accounting Firm shall, as promptly as possible, determine the items in dispute. The determination of the Working Capital Adjustment by such Independent Accounting Firm shall be made in a writing delivered to both parties and shall be conclusive and binding on the parties.

          (b) Within five (5) days after delivery of the report by such Independent Accounting Firm or after the settlement of any dispute or within ten
(10) days following delivery of the Adjustment Schedule if no dispute exists, payment shall be made (i) by the Seller if the Working Capital Adjustment is a positive number, or (ii) by the Buyer if the Working Capital Adjustment is a negative number.

          (c) For purposes of calculating the Closing Date Working Capital, the Working Capital Amount and the Working Capital Adjustment, the term "Working Capital" shall mean the sum of (i) the Inventory, and (ii) the Accounts Receivable, less (iii) the Accounts Payable of the Business (including in each case CHP), as of December 30, 1999. The parties agree that the Working Capital of CHP will be valued in United States dollars, and that the conversion into U.S. dollars of any amounts reflected on CHP's books and records in Canadian dollars shall be accomplished by using the cross-exchange rate for conversion of Canadian dollars into United States dollars appearing in the "Markets Diary" section of The Wall Street Journal on December 30, 1999.

     3.5  Allocation of Purchase Price.  The parties agree that the Purchase
          ----------------------------
Price shall be allocated to the Purchased Assets in accordance with Schedule
3.5. The parties acknowledge that such allocation (subject to post-Closing adjustments for the final Working Capital Amount) represents the fair market value of the Assets and shall be binding upon the parties hereto for federal, state, provincial, foreign and local tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 3.5 for federal, provincial, foreign state and local tax purposes.

     3.6  Section 116 of the Income Tax Act (Canada).
          ------------------------------------------

          (a) The Seller shall, on or before Closing, deliver to the Buyer a certificate, satisfactory in form and substance to the Buyer, issued by the Canada Customs and Revenue Agency pursuant to subsection 116(2) of the Income Tax Act (Canada) (a "Section 116 Certificate") in respect of the proposed disposition by the Seller of the Shares. The Section 116 Certificate shall specify a "certificate limit" in an amount no less than the purchase price allocated to the Shares (the "CHP Purchase Price") in accordance with Section
3.5 of this Agreement.

          (b)  In the event that a Section 116 Certificate required under
Section 3.6(a) has not been delivered by the Seller to the Buyer on or before Closing, or in the event that a Section 116 Certificate that is delivered by the Seller to the Buyer on or before Closing specifies a "certificate limit" that is less than the CHP Purchase Price, the Buyer shall be entitled to withhold from the Purchase Price an amount equal to (i) 33-1/3% of the CHP Purchase Price if no Section 116 Certificate is delivered, or (ii) 33-1/3% of the difference between the CHP Purchase Price and the "certificate limit" if a Section 116 Certificate is delivered (in either case, the "Withheld Amount"). The Withheld Amount shall be deposited by the Buyer in an interest bearing bank account, and shall be remitted to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Income Tax Act (Canada) (the "Remittance Date"). All interest received by the Buyer on the Withheld Amount shall be for the account of the Seller, and the full amount of such interest less any Tax required to be deducted or withheld from such interest shall be paid to the Seller on the Remittance Date.

          (c) Notwithstanding the foregoing, if the Seller delivers a Section 116 Certificate or a replacement Section 116 Certificate to the Buyer at any time after Closing and prior to three Business Days before the Remittance Date, the Buyer shall pay to the Seller, on account of the Withheld Amount, an amount equal to the Withheld Amount less 33-1/3% of the amount, if any, by which the CHP Purchase Price exceeds the "certificate limit" specified in such Section 116 Certificate. This amount, together with all interest received by the Buyer on this amount less any Tax required to be deducted or withheld from such interest, shall be paid by the Buyer to the Seller within three Business Days after the
Section 116 Certificate or replacement Section 116 Certificate is delivered to the Buyer.

          (d) In any case where the Buyer withholds and remits to the Canada Customs and Revenue Agency any amount pursuant to this section, the Buyer shall be deemed to have paid such amount to the Seller on account of the CHP Purchase Price.

     3.7  Deliveries by Seller.  At the Closing, the Seller will deliver, or
          --------------------
cause to be delivered, the following to Buyer:

          (a)  The Bill of Sale, duly executed by Seller;

          (b) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

          (c)  The opinion of counsel and officer's certificates contemplated by
Section 7.1;

          (d) A limited warranty deed (as to 1001 Cleveland Street only) and a quitclaim deed (as to Outlot A only) conveying the Owned Real Property in Cambridge, MN (the "Minnesota Property"), to Buyer, in a customary form mutually agreed upon prior to Closing by Buyer and Seller, duly executed and acknowledged by the Seller in recordable form, and any owner's affidavits or similar documents reasonably required by the title company, together with a "well disclosure certificate" relating to the Minnesota Property;

          (e) The Assignment and Assumption Agreement, duly executed by the Seller;

          (f)  A FIRPTA Affidavit, duly executed by the Seller;

          (g) A Certificate of Compliance with respect to CHP, issued by Industry Canada;

          (h) The Shares and associated stock transfer power, transferring the shares to such person as Seller may direct;

          (i)  The Section 116 Certificate, if available;

          (j) Resignations and releases of the directors of CHP (other than any directors who are Employees who will be retained by Buyer following the Closing);

          (k) Resolutions of the directors of CHP authorizing the transfer of the Shares;

          (1) The Escrow Agreement set forth as Exhibit F hereto (the "Escrow Agreement"), duly executed by Seller; and

          (m) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to transfer to Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable in recordable form.

     3.8  Deliveries by Buyer.  At the Closing, Buyer will deliver, or cause to
          -------------------
be delivered, the following to Seller:

          (a)  The Closing Payment;

          (b)  The opinion of counsel and certificates contemplated by Section
7.2;

          (c)  The Assignment and Assumption Agreement, duly executed by Buyer;

          (d) Releases of the directors of CHP delivering resignations pursuant to Section 3.7(j);

          (e)  The Escrow Agreement, duly executed by Buyer; and

          (f) All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement.

                                  ARTICLE IV
                                  ----------

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Subject to Section 4.24 Seller hereby represents and warrants to Buyer as follows:

     4.1  Organization: Qualification.  Each of Seller and CHP is a corporation
          ---------------------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each of Seller and CHP is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing in each jurisdiction in which the Purchased Assets owned, leased or operated by it or the nature of the Business makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of CHP's Articles of Incorporation and Bylaws as currently in effect. Seller represents that it is the successor by merger to Canadian Harvest L.P., a Delaware limited partnership.

     4.2  Authority Relative to this Agreement.  Seller has the requisite
          ------------------------------------
corporate power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Seller. This Agreement has been, and the other documents and instruments contemplated hereby upon their execution by Seller will be, duly and validly executed and delivered by Seller, and assuming that this Agreement and the other documents and instruments contemplated hereby constitute a valid and binding agreement of Buyer, constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     4.3  Consents and Approvals: No Violation.
          ------------------------------------

          (a) Except as set forth in Schedule 4.3(a), neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby by Seller nor the consummation of the transactions contemplated hereby will (i) conflict with or result in the breach or violation of any provision of the Certificate of Incorporation or Bylaws of Seller or the Articles of Incorporation or By-laws of CHP, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller or CHP is a party or by which Seller or CHP, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (iii) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or CHP in relation to the Business, or to any of the Purchased Assets.

          (b) Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as "Seller's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Seller of the transactions contemplated hereby.

     4.4  Financial Statements.  Seller has delivered to Buyer complete and
          --------------------
correct copies of the following financial statements: (i) unaudited combined pro forma balance sheets of the Business as of December 31, 1998 and as of September 30, 1999 and November 30, 1999 and statements of income for the fiscal periods then ended; and (ii) unaudited balance sheets of CHP as of December 31, 1998 and as of September 30, 1999 and November 30, 1999 and the related statements of income for the fiscal periods then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared based on the books and records of the Seller and CHP in accordance with Seller's past practices. Except as disclosed in Schedule 4.4, the Financial Statements present fairly in all material respects the financial position, results of operations of the Business and of CHP at the dates and for the periods covered.

     4.5  Undisclosed Liabilities.  Except as set forth on Schedule 4.5, neither
          -----------------------
Seller nor CHP is liable for or subject to, and Seller has no Knowledge of any basis for assertion against either Seller or CHP of, any material liabilities of a nature or in an amount that would be required under U.S. or Canadian generally accepted accounting principles, as the case may be ("GAAP"), to be reflected in, reserved against or disclosed in financial statements, that are not adequately reflected in, reserved against or disclosed in the Financial Statements, except such as have arisen in the ordinary course of business consistent with past practice since September 30, 1999.

     4.6  Absence of Certain Changes or Events.  Since September 30, 1999,
          ------------------------------------
except as set forth in Schedule 4.6, there has not been: (a) any Material Adverse Effect; (b) any material damage, destruction or casualty loss to the Purchased Assets, taken as a whole, whether or not covered by insurance, (c) any agreement, commitment or transaction entered into by Seller that is material to the ownership or operation of the Purchased Assets and remains in full force and effect on the date hereof and not disclosed on a schedule hereto, (d) any sale or disposition of any fixed assets of the Business other than in the ordinary course of business of the Business, and (e) any change in any accounting method, practice or policy used by the Seller.

     4.7  Title and Related Matters.
          -------------------------

          (a) Except for Permitted Encumbrances, and except as listed or described on Schedule 4.7, (a) Seller has fee simple title to the Owned Real Property to be conveyed by it hereunder free and clear of all Encumbrances, and
(b) CHP has fee simple title to the Owned Real Property owned by it free and clear of all Encumbrances. The Real Property constitutes all of the real property necessary to operate the Business as currently operated. Except for Permitted Encumbrances, and except as listed or described on Schedule 4.7, Seller owns each of the Purchased Assets not constituting Real Property free and clear of all Encumbrances.

          (b) Seller has no knowledge of any "wells" (as defined in Minnesota Statutes Section 1031.005, subd. 21) located about the Minnesota Property, except as disclosed in the well disclosure certificate attached hereto and incorporated herein as Exhibit G. This representation is intended to satisfy the requirements of this Statute.

          (c) The transactions contemplated herein do not contravene the subdivision control provisions of the Planning Act (Ontario).

     4.8  Leases.
          ------

          (a) Schedule 4.8(a) lists all real property leases (collectively, the "Real Property Leases") to which Seller or CHP is a party and which (i) in the
 --------------------
case of Real Property Leases of Seller, are to be transferred and assigned to Buyer on the Closing Date, and (ii) affect all or any part of any real property used in the Business, other than the Real Property. Except as set forth in
Schedule 4.8(a), (w) to Seller's Knowledge, all such Real Property Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; (x) there are no existing material defaults by Seller or CHP or to Seller's Knowledge, any other party thereunder; (y) no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by Seller or CHP or to Seller's Knowledge, any other party thereunder; and (z) all rent and other charges have been paid through the date hereof and will have been paid through the Closing Date.

          (b) Schedule 4.8(b) lists, as of the date of this Agreement, all leases of personal property (collectively, the "Tangible Personal Property
                                                --------------------------
Leases") to which Seller or CHP is a party and which (i) in the case of Tangible
------
Personal Property Leases of Seller, are to be transferred and assigned to Buyer on the Closing Date, (ii) affect all or any part of any Tangible Personal Property used in the Business and (iii) (A) provide for annual payments of more than

$10,000 or (B) are material to the ownership or operation of the Purchased Assets. Except as set forth in Schedule 4.8(b), (i) to Seller's Knowledge, all such Tangible Personal Property Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; (ii) there are no existing material defaults by Seller or CHP or to Seller's Knowledge, any other party thereunder; (iii) no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by Seller or CHP or to Seller's Knowledge, any other party thereunder; and (iv) all rent and other charges have been paid through the date hereof and will have been paid through the Closing Date.

     4.9  Inventory.  All of the Inventory reflected in the Financial Statements
          ---------
or thereafter acquired (and not subsequently sold in the ordinary course of business) (including the Inventory described in the listing provided to Buyer on December 30, 1999) consists of items of quality and quantity usable or merchantable in the ordinary course of the Business as first quality goods. Each tem of such Inventory is valued in the Financial Statements in accordance with historic inventory practices of the Seller. The current level of Inventory is at a normal and adequate level for the continuation of the Business in the ordinary course and consistent with the Seller's past practices, provided that Seller hereby informs Buyer that it maintains excess amounts of its "600" product for sale to Israel. The Inventory does not and will not consist of any goods held on consignment. Neither Seller nor CHP is under any obligation or liability with respect to accepting returns of items of Inventory in the possession of its customers other than in the ordinary course of business consistent with past practice and the policies of the Seller. Neither Seller nor CHP has committed and neither of them will commit to acquire Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time consistent with past practice, nor has the Seller or CHP changed or will change the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Seller or CHP,
(ii) reductions and increases responsive to normal competitive conditions and consistent with the Seller's or CHP's past sale practices, and (iii) increases to reflect any increase in the cost thereof to the Seller or CHP.

     4.10 Accounts Receivable.  Seller has delivered to Buyer a list and the
          -------------------
aging of the Accounts Receivable of Seller and CHP. All Accounts Receivable (including those described in the listing provided to Buyer on December 30, 1999) (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the Business, (c) to Seller's Knowledge, are not subject to defenses, set-offs or counterclaims other than normal returns and allowances, (d) have been billed and, except for international shipments, are generally due within thirty (30) days of such billing, (e) are owned by Seller or CHP; and (f) the Accounts Receivable of Seller will be transferred to Buyer at Closing free of claims relating to their ownership. To Seller's Knowledge, there is no reason to believe that the Accounts Receivable are not collectible in the ordinary course of business of the Business.

     4.11 Insurance.  Schedule 4.11 sets forth list of all policies of insurance
          ---------
insuring the Business. Except as set forth in Schedule 4.11, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Seller or CHP and insuring the Purchased Assets or the Business are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.11, as of the date of this Agreement, neither Seller nor CHP has been refused any insurance with respect to the Purchased Assets or the Business nor has its coverage been limited by any insurance cater to which they have applied for any such insurance or with which they have carried insurance during the last twelve months.

     4.12 Environmental Matters.  Except as disclosed in Schedule 4.12 or in the
          ---------------------
"Phase I" or supplemental environmental site assessments prepared by Buyer's environmental consultants, to Seller's Knowledge:

          (a) Seller and CHP hold, and are in compliance with, all permits, certificates, licenses, regulations and governmental authorizations under applicable Environmental Laws ("Environmental Permits") required for Seller and CHP to own and operate the Purchased Assets and the Business, all such Environmental Permits are in full force and effect, and are listed on Schedule 4.12, and Seller and CHP are otherwise in compliance with applicable Environmental Laws with respect to ownership and operation of the Purchased Assets and the Business and the assets and real property owned or leased by CHP ("CHP Real Property") or otherwise occupied by CHP;

          (b) There are no Hazardous Substances present on the Real Property in quantities which would require remediation pursuant to any Environmental Law or create any liability of either Seller, CHP or Buyer;

          (c) Neither Seller nor CUP is subject to any Environmental Claim or has received any written request for information, or been notified that they are a potentially responsible party, under CERCLA or any similar state, Canadian or provincial law with respect to the Real Property;

          (d) Neither Seller nor CHP has been requested to enter into or has entered into or agreed to any obligation, consent decree or order with respect to or affecting the Purchased Assets relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

          (e) There are no underground storage tanks, monochlorinated or polychlorinated biphenyls ("PCBs") or asbestos containing material on the Real Property;

          (f) During Seller's or CHP's tenure, (i) no hazardous substances have ever been stored, buried, spilled, leaked, discharged, emitted or released (collectively, "Release") in violation of applicable law by Seller or CHP in, on, under or onto the Real Property or the Business, and (ii) there has been no Release in, on, under or onto the Real Property by any other person; and

          (g) During Seller's or CHP's tenure, neither Seller nor CHP has manufactured, stored, used, distributed, treated, dispersed, transported or handled any Hazardous

Substance in violation of applicable law on the Real Property or in connection with the operation of the Purchased Assets or the Business.

     4.13 Employees.  Schedule 4.13 lists all of the present employees of Seller
          ---------
and CHP employed in the Business and each such employee's position, location, date of hire, and current annual salary rate or hourly wage. Except as described in Schedule 4.13 or as previously disclosed to Buyer, neither Seller nor CHP is a party to or is bound by any written employment agreement, confidentiality agreement or consulting agreement or with any employee or former employee (including with any management employee, officer or consultant to the Business), in connection with or relating to the Business.

     4.14 Labor Matters.  Seller has previously delivered or caused CHP to
          -------------
deliver to Buyer true, correct and complete copies of all collective bargaining agreements to which Seller or CHP is a party or is subject and which relate to the Purchased Assets. With respect to the ownership or operation of the Purchased Assets, except to the extent set forth in Schedule 4.14 (which matters as they relate to Seller (but not CHP) shall remain the sole responsibility of Seller): (a) each of Seller and CHP is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, with respect to CHP only, those laws pertaining to withholding requirements for income and other taxes, employment insurance, pay equity, health insurance, workers compensation and statutory pension plans; (b) Seller has not received notice of any unfair labor practice complaint pending before the National Labor Relations Board or the Ontario Labor Relations Board; (c) there are no labor controversies, labor strikes, picketing, lock-outs, boycotts, slowdown, or stoppage or applications for declaration of successor employer or charges or similar disputes or labor-related proceedings actually pending or to Seller's Knowledge, threatened by any authorized representative of any union or other representative of employees against or affecting Seller or CHP; (d) Seller has not received notice that any representation petition respecting the employees of Seller has been filed with the National Labor Relations Board and CHP has not received any suit or notice that any similar filing has been made with the Ontario Labor Relations Board;
(e) no arbitration or grievance proceeding arising out of or under collective bargaining agreements is pending against Seller or CUP; (f) neither Seller nor CUP has experienced any primary work stoppage since at least December 31, 1997;
(g) Seller has not received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by or obligations to, any employee or potential employee; (h) there are no threatened or pending claims, charges, actions, or lawsuits alleging claims against Seller or CHP brought by any employee or potential employee relating in any way to their employment (or prospective employment); and (i) all individuals who are performing services and are or were classified by Seller or CHP as "independent contractors" at the Closing Date qualify for such classification; and 6) there are no current or threatened penalty assessments affecting CHP or the employees of CHP relating to worker compensation benefits and all current assessments relating thereto that are due have been paid to date.

     4.15 ERISA: Benefit Plans.
          --------------------

          (a) Schedule 4.15(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multiemployer plans, as defined by
Section 3(3 7) of ERISA, and all bonus and other employee benefit plans as defined by Section 3(3) of ERISA or fringe benefit plans, maintained or with respect to which contributions are made by Seller with respect to current or former employees employed in the Business ("Benefit Plans"). True, correct, and complete copies of all such Benefit Plans have been made available to Buyer.

          (b) Except as set forth in Schedule 4.15%, Seller and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each Benefit Plan subject to such provisions. To the best of Seller's Knowledge, each Benefit Plan has been maintained in accordance with its terms and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code and the regulations and rulings promulgated thereunder. Neither Seller nor any ERISA Affiliate has incurred any liability under Sections 4062(b), 4063 or 4064 of ERISA to the PBGC in connection with any Benefit Plan, nor any withdrawal liability to any multiemployer pension plan under Section 4201 et. seq. of ERISA or to any multi-employer welfare benefit plan, nor is there or has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Benefit Plan except as set forth in Schedule 4.15
(b). Except as set forth in Schedule 4.15 (b), the IRS has issued a letter for each Benefit Plan which is intended to be a qualified plan determining that such plan is qualified under Section 40 1(a) of the Code, and there has been no occurrence since the date of any such determination letter which has or could have adversely affected such qualification. For each Benefit Plan from which the Buyer Benefit Plans will receive a rollover or transfer in accordance with
Section 6.9(d), true and correct copies of all plan documents, amendments, summary plan descriptions and summaries of material modifications, as well as for each Qualified Plan, the most recent favorable determination letter, have been delivered to the Buyer.

          (c) Schedule 4.15(c) sets forth all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees employed by CHP (the "CHP Employees") which are currently maintained or contributed to by CHP (such plans, arrangements or practices, other than the United Food & Commercial Workers Union pension plan (the "Union Plan"), the "CHP Benefit Plans");

          (d) All of the CHP Benefit Plans are and have been established, registered, qualified, invested and administered, in all respects, in material compliance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the CUP Benefit Plans ("Applicable Benefits Laws") and in accordance with all written understandings between CHP, the Seller and the CHP Employees. To Seller's Knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the tax-exempt status of any CHP Benefit Plan that is currently tax-exempt;

          (e) All obligations of CHP and the Seller regarding the CHP Benefit Plans due or owing prior to the date hereof have been satisfied, there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing under any of the CHP Benefit Plans by CHP or the Seller;

          (f) To Seller's Knowledge, no CHP Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits);

          (g) All contributions or premiums required to be made by CHP and/or the Seller under the terms of each CHP Benefit Plan or the Union Plan or by Applicable Benefits Laws have been made in a timely fashion in accordance with Applicable Benefits Laws and the terms of the CHP Benefit Plans and the Union Plan, and neither CHP nor the Seller has, and as of Closing will not have, any liability (other than liabilities accruing after the Closing Date) with respect to contributions or premiums under any of the CHP Benefit Plans or the Union Plan;

          (h) The Seller has furnished to the Buyer true, correct and complete copies of all the CHP Benefit Plans as amended as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions with respect to each CHP Benefit Plan, plan summaries, booklets and personnel manuals;

          (i) Except as disclosed in Schedule 4.15(i), none of the CHP Benefit Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees;

          (j) All obligations of CHP and the Seller regarding the CHP Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or eligible under any of the CHP Benefit Plans by CHP or the Seller. Further, there are no undisclosed liabilities relating to the CHP Benefit Plans or any pension or other benefit plan maintained or contributed to by CHP over the past five (5) years; and

          (k) All employee data necessary to administer each CHP Benefit Plan and the Union Plan will be made available to the Buyer (through CHP) at Closing and, to Seller's knowledge, such data is true and correct as of the date hereof

     4.16 Real Property.
          -------------

          (a) Schedule 4.16 contains a description of the real property owned by Seller and included in the Purchased Assets, together with the real property owned by CHP (the "Owned Real Property"). True and complete copies of any current surveys in Seller's possession or any policies of title insurance currently in force and in the possession of Seller with respect to the Owned Real Property have heretofore been delivered by Seller to Buyer.

          (b) To Seller's Knowledge, the current use of the Owned Real Property is in compliance in all material respects with all applicable zoning, building code, safety code, subdivision and similar regulations, and neither Seller nor CHP has received written notice of any material alleged violation of the foregoing. The consummation of the transactions contemplated hereby will not (i) prevent Buyer or CHP from utilizing, in accordance with such zoning ordinances and regulations, any or all of the Owned Real Property following the Closing in substantially the same manner as Seller or CUP is utilizing such Owned Real Property as of the Closing or (ii) require Buyer, as a condition of continuing such use, to comply with any existing zoning or other similar ordinances or regulations beyond or in addition to those to which Seller's or CHP's use of the Owned Real Property is currently subject.

          (c) Seller has obtained all licenses and rights-of-way, including proofs-of dedication, necessary to ensure vehicular and pedestrian ingress and egress to and from the Owned Real Property. There are no restrictions on entrance to or exit from the Owned Real Property to adjacent public streets and, to Seller's Knowledge, no conditions that will result in the termination of the present access from the Owned Real Property to existing highways and roads, except restrictions or conditions that would not materially impair Buyer's or CHP's ability to conduct the Business as currently conducted at the Owned Real Property.

     4.17 Fixed Assets.  Seller has previously furnished to Buyer a list of the
          ------------
fixed assets of Seller and CHP listed on Seller's or CHP's books and records as of September 30, 1999. All fixed assets, whether leased or owned, that are part of the Purchased Assets are in good operating condition and repair, subject to normal wear and tear, are useable in the ordinary course of business of the Business consistent with past practice.

     4.18 Certain Contracts and Arrangements.
          ----------------------------------

          (a) Listed on Schedule 4.18(a) are all of the material contracts, agreements, licenses, and leases that constitute part of the Business and which are material to the ownership or operation of the Purchased Assets or the Business, other than the Real Property Leases and the Tangible Property Leases ("Contracts", and together with the Real Property Leases and the Tangible Property Leases, the "Seller's Agreements").

          (b)  Except as disclosed in Schedule 4.18(b), each of the Contracts
(i) constitutes the legal, valid and binding obligation of Seller or CHP, as the case may be, and to Seller's Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and
(iii) may (in the case of the Contracts to which Seller is a party) be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto.

          (c) Except as set forth in Schedule 4.18(c), to Seller's Knowledge, there is not, under any of the Contracts, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

     4.19 Litigation and Claims.  Except as disclosed in Schedule 4.19, there is
          ---------------------
no claim, action, proceeding or investigation pending or, to Seller's Knowledge, threatened in writing against Seller or CHP with respect to the Business. To Seller's Knowledge, neither Seller nor any of its Affiliates nor CHP is in default under the terms of any judgment, order or decree of any Governmental Authority with respect to the Business or the Real Property, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

     4.20 Permits.
          -------

          (a) Each of Seller and CHP has all permits, licenses, franchises and other governmental authorizations, consents, registrations and approvals, whether federal, state, municipal or provincial (collectively, "Permits"), used in or necessary for the ownership and operation of the Purchased Assets or the Business, except where the failure to obtain any such Permit would not result in a Material Adverse Effect. Except as set forth in Schedule 4.20, neither Seller nor CHP has received any written notification and has no Knowledge that it is currently in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it. Except as set forth in Exhibit 4.20, Seller and CHP are in compliance in all material respects with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to the Purchased Assets or the operation of the Business.

          (b) Schedule 4.20 sets forth all material Permits and all Environmental Permits applicable to the Purchased Assets, and identifies which of the foregoing are Transferable Permits.

     4.21 Taxes.
          -----

          (a) Seller has paid or caused to be paid all real estate taxes and assessments due and owing on or prior to the date hereof on the Owned Real Property and no appeals relating to any such tax are pending. Except as set forth in Schedule 4.21, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period. Schedule 4.21 sets forth the taxing jurisdictions in which Seller or CHP owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Buyer to withhold any portion of the Purchase Price or would subject Buyer to any liability for any Taxes of Seller.

          (b)  Canadian Taxes.
               --------------

               (i) Tax Filings. CUP has prepared and filed on time (taking into account all applicable extensions) with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of CHP in respect of any CHP Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so for all fiscal periods ending on or prior to the Closing Date, provided that Buyer causes CHP to give Seller access to all books and records Seller believes are reasonably necessary for the preparation of such returns. All such returns, declarations, remittances, information returns, reports and other documents filed prior to the date hereof are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect.

All CHP Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns filed prior to the date hereof have been paid in full or provided for on CHP's Financial Statements.

               (ii) Taxes Paid. CHP has paid in full all CHP Taxes required to be paid on or prior to the date hereof and has made adequate provision in CHP's Financial Statements in accordance with generally accepted accounting principles for the payment of all Taxes in respect of all fiscal periods ending on or before September 30, 1999. No other Taxes in respect of any fiscal period ending on or before the Closing Date are payable by CHP, except to the extent such CHP Taxes are reflected on CHP's Financial Statements or included as Accounts Payable in the calculation of the Working Capital Amount.

               (iii) Reassessments of Taxes. There are no reassessments of CHP's Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to CHP by a governmental body for any taxation year in respect of which a Tax Return of CUP has been audited. CHP is not negotiating any draft assessment or reassessment with any governmental body. Neither CHP nor the Seller has received a written notice of reassessment of CUP in respect of any CUP Taxes. No governmental body has challenged, disputed or questioned CHP in respect of CHP Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. To Seller's Knowledge, neither CHP nor the Seller has any contingent liabilities for Taxes or any grounds for an assessment or reassessment of CHP other than as disclosed in the CUP Financial Statements. Neither CHP nor the Seller has received any indication from any governmental body that an assessment or reassessment of CHP is proposed in respect of any CUP Taxes, regardless of its merits. CHP has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any CHP Taxes.

               (iv) Withholdings and Remittances. CUP has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. CHP has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment and employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. CHP has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by CHP.

     4.22 Year 2000 Qualification.  Except as listed on Schedule 4.22, all of
          -----------------------
the hardware and software products (including embedded microcontrollors in non-computer equipment) which are included in the Purchased Assets or which are owned or used primarily by CHP in the Business are Year 2000 Qualified. For purposes of this Agreement, "Year 2000 Qualified" shall mean that all constituent software, controllers, central processing units, and other computer equipment, including all components, applications and modules thereof, are "Year 2000 Compliant." As used herein the term "Year 2000 Compliant" means computer systems or applications that accurately process date/time data (including but not limited to calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap-year calculation.

     4.23 Patents.  Copyrights and Trademarks. Except as listed on Schedule
          -------
4.23, the Business does not (a) utilize any (i) patents, (ii) registered or unregistered copyrights, trademarks or service marks, or (iii) applications for any of the foregoing, or (b) to the Knowledge of the Seller, conflict with or infringe upon any such patents, copyrights, trademarks, service marks or applications that are owned or claimed by any third party. Seller lawfully owns or possesses the right to use all proprietary information used in the conduct of the Business, and, except as disclosed on Schedule 4.23, Seller is not required to pay any royalty, license fee or similar type of compensation with respect to such copyrights, trademarks or service marks. Seller has filed all applications necessary to register "Canadian Harvest" as a trademark in the United States and in the countries listed on Schedule 4.23, and has paid all related application costs.

     4.24 Certain Limitations on Representations and Warranties.  Each of the
          -----------------------------------------------------
Parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the Parties hereby acknowledges that (i) no Party has relied or will rely upon any document or written or oral information previously furnished or made available to or discovered by it or its Representatives, other than this Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing, (ii) there are no representations or warranties by or on behalf of any Party or any of its respective Affiliates or Representatives other than those expressly set forth in this Agreement, and (iii) the Parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in this Agreement and the Confidentiality Agreement. BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED HEREIN.


                                   ARTICLE V
                                   ---------

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

Buyer represents and warrants to Seller as follows:

     5.1  Organization.  Buyer is a corporation validly existing under the laws
          ------------
of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

     5.2  Authority Relative to this Agreement.  Buyer has requisite corporate
          ------------------------------------
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and assuming that this Agreement constitutes a valid and binding agreement of Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

     5.3  Consents and Approvals: No Violation.
          ------------------------------------

          (a) Except as set forth in Schedule 5.3(a), neither the execution and delivery of this Agreement by Buyer nor the purchase by Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except under the Investment Canada Act, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer or (iv) violate any law, regulation, order, judgment or decree applicable to Buyer.

          (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to such Schedule are collectively referred to as the "Buyer's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

     5.4  Availability of Funds.  Buyer has sufficient availability of funds to
          ---------------------
pay the Closing Payment on the Closing Date and to enable Buyer to timely to perform all of its obligations under this Agreement.

     5.5  Legal Proceedings.  There are no actions, suits or proceedings pending
          -----------------
or, to Buyer's knowledge, threatened in writing against Buyer or its members before any court, arbitrator or governmental or regulatory body or authority that could affect the transactions contemplated by this Agreement. Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or governmental or regulatory body or authority that could affect the transactions contemplated by this Agreement.


                                  ARTICLE VI
                                  ----------

                           COVENANTS OF THE PARTIES
                           ------------------------

     6.1  Conduct of Business Relating to the Purchased Assets.  Except (i) in
          ----------------------------------------------------
connection with or as a result of any matter listed or described on any Schedule; (ii) as expressly contemplated in this Agreement as described in
Schedule 6.1 or (iii) to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Seller shall operate the Business in the ordinary course consistent with past practice; shall use reasonable efforts to preserve intact the Purchased Assets and the assets of CHP and preserve the goodwill and relationships with customers, employees, suppliers and others having business dealings with it and with CHP with respect thereto; and shall maintain the insurance coverage described in Section 4.11. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described above, or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer, Seller will not, and will not permit CHP, with respect to the Business (including CHP) or the Purchased Assets:

          (a) except for Permitted Encumbrances, sell, lease (as lessor), pledge, encumber, restrict, transfer or otherwise dispose of, or grant any right with respect to, any of the Purchased Assets or assets of CHP, other than assets used, consumed or replaced in the ordinary course of business consistent with past practices;

          (b) modify, amend or voluntarily terminate prior to the expiration date thereof any of Seller's Agreements or material contracts of or relating to CHP or any material Permit or Environmental Permits or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (i) in the ordinary course of business, to the extent consistent with past practices, or (ii) as may be required in connection with Seller's obligations to Buyer under this Agreement;

          (c) amend in any material respect or cancel any liability or casualty insurance policies related thereto, or fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and business other than in connection with any general renewal or revision of Seller's or CHP's insurance policies or practices;

          (d) enter into any commitment or contract for goods or services not addressed in clauses (a) through (c) above that will be delivered or provided after December 31, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur that exceeds $10,000 in the aggregate, unless such commitment or contract is terminable by Seller or CHP (or after the Closing Date by Buyer or CHP) without further liability, upon not more than 30 days' notice;

          (e) (i) hire any new employees, or transfer any existing employees, other than to fill vacancies in existing positions, (ii) enter into any employment or consulting agreement, or increase salaries or wages of employees, except in the ordinary course of business, (iii) enter into any other collective bargaining or representation agreement for employees, or (iv) take any action to increase the aggregate benefits payable to employees; or

          (f) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (a) through (e).

     6.2  Access to Information.
          ---------------------

          (a) In addition to the rights granted by Section 6.1, between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice (i) give Buyer and its representatives reasonable access to all books, records, plants, offices and other facilities and properties of CHP or constituting the Purchased Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; and
(iii) furnish Buyer with such financial and operating data and other information with respect to the Seller, the Business and the Purchased Assets as Buyer may from time to time reasonably request.

          (b) For a period of five (5) years after the Closing Date, each Party and their respective Representatives shall have reasonable access to all of the books and records of the Purchased Assets in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the Party or Parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 6.2(b). If the Party or Parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such seven-year period, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party's or Parties' expense, to segregate and remove such books and records as such other Party or Parties may select.

          (c) Seller agrees (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets or CHP, or waive or amend any provision thereof, and (ii) to assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer.

     6.3  Expenses.  Except to the extent specifically provided herein, whether
          --------
or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto That Buyer elects to obtain.

     6.4  Further Assurances; Cooperation.
          -------------------------------

          (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, Seller, CUP and Buyer shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and operate the Business. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

          (b) From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the sale and purchase of the Purchased Assets or to more effectively vest in Buyer good and marketable title to the Purchased Assets subject to the Permitted Encumbrances. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities and Obligations.

          (c) Notwithstanding anything to the contrary in this Agreement, to the extent that (i) any Seller's Agreement (other than the Real Property Leases) is not capable of being assigned to Buyer in connection with the Closing without the consent or waiver of a third Person (including without limitation a Governmental Entity) which has not been obtained on or before the Closing Date, or (ii) any of the transactions contemplated by this Agreement constituted or would constitute a breach of any Seller's Agreement (other than the Real Property Leases) or a violation of any law or order or other governmental edict, Seller will be deemed not to have transferred, and will not be obligated to transfer to Buyer any direct or indirect right, title or interest in or to any such Seller's Agreement (other than the Real Property Leases) without first having obtained all necessary consents and waivers. Seller will use reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation; provided, however, but without affecting Seller's obligations under Section 8.2, Seller will not be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested. Buyer agrees that neither Seller nor any of its Affiliates will have any liability whatsoever arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of a breach of, default under or termination of any Seller's Agreement as a result thereof, except in connection with a breach of the representation in Section 4.17(c).

          (d) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, Seller will use reasonable efforts, with reasonable costs of Seller and its Affiliates related thereto to be promptly reimbursed by Buyer, to (i) provide to Purchaser, at its request, the benefits of any such Seller's Agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, without incurring any financial obligation to Seller or any of its Affiliates, and (iii) enforce, at the request and for the account of Buyer, any rights of Seller arising from any such Seller's Agreement against the other party or parties to such Seller's Agreement (including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer). Notwithstanding any provision to the contrary contained herein, Buyer will perform or pay for the benefit of the other party or parties thereto the obligations of Seller under or in connection with any such Seller's Agreement and will indemnify and hold Seller and its Affiliates harmless from any Indemnifiable Losses relating to, resulting from or arising out of any failure by Buyer so to perform or pay. Buyer will comply with all reasonable requests of Seller for cooperation in connection with the performance of Seller's obligations under Sections 6.4(c) or (d).

     6.5  Public Statements.  Prior to the Closing Date, the Parties shall
          -----------------
consult with each other before issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules.

     6.6  Consents and Approvals.
          ----------------------

          (a) As promptly as practicable after the date of this Agreement, Seller and Buyer, as applicable, shall file with any Governmental Authority having jurisdiction over the Purchased Assets or the Business, any filings required to be made with respect to the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective best efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

          (b) Seller and Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use reasonable efforts to obtain the transfer or reissuance to Buyer of all necessary consents, approvals and authorizations of all Governmental Authorities and (iv) use reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. Each of Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

          (c) Subject to Section 3.6 of this Agreement, Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax law.

          (d) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits provided that the cost of such transfer shall be borne equally by Seller and Buyer. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer.

     6.7  Fees and Commissions.  Seller and Buyer each represent and warrant to
          --------------------
the other that, except for Seller's obligations, if any, to Arthur Andersen, LLP ("AA") under an agreement between Seller and AA, which shall be Seller's sole responsibility, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation. Seller and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

     6.8  Tax Matters: Prorations.
          -----------------------

          (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Seller and Buyer. Seller will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, subject to Buyer's approval, which approval shall not be unreasonably withheld or delayed, and Buyer will be entitled to review such returns and other documentation fifteen (15) Business Days in advance of the due date for filing such Tax Returns and other documentation and, if required by applicable law, will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, Seller will provide to Buyer, to the extent possible, and Buyer will execute and deliver to Seller, an appropriate resale tax exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

          (b) Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.8(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto.

          (c) In the event that a dispute arises between Seller and Buyer as to the amount of Taxes covered by this Section 6.8, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate party. If such dispute is not resolved thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm, for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the reasonable fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and by Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

          (d) Except as otherwise expressly provided herein, all charges for utilities, rent, premiums on insurance required by the Real Property Leases or by the Tangible Personal Property Royalties, Property Leases, Property Taxes and other similar charges of a recurring nature relating to the operation of the Purchased Assets or the Business, shall be prorated as of the Closing Date, and an appropriate payment or other adjustment to the Purchase Price shall be made at the Closing.

     6.9  Employees.
          ---------

          (a) Conditioned upon the occurrence of the Closing of the transaction contemplated herein, and the absence of all legal or contractual impediments, Buyer will make an offer of at-will employment, effective as of 5:00 p.m. local time, on the Closing Date, to employees of the Seller who are employed in the Business, as determined by Buyer. Buyer will offer employment to such employees at their current salaries. Those employees who accept Buyer's offer of employment shall be referred to herein as "Transferred Employees." All offers of employment made pursuant to this Section 6.9(a) shall be made in accordance with all applicable laws, rules and regulations.

          (b) All Transferred Employees shall commence participation in welfare benefit plans to be established by Buyer or its Affiliates (the "Replacement Welfare Plans") effective as of each Transferred Employee's date of hire. Buyer shall cause the insurer of each Replacement Welfare Plan to (i) waive all limitations as to pre-existing condition exclusions and waiting periods under the Replacement Welfare Plans with respect to the Transferred Employees, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such Employees under the welfare plans maintained by Seller and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid during the year in which the Closing occurs and prior to the Closing Date in satisfying any deductible or out-of pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years), provided that, such waiver and credit shall be provided conditioned upon Seller's timely delivery to Buyer of documentation deemed sufficient by Buyer as to amounts to be credited or time waived for each Transferred Employee and his or her dependents.

          (c) The Transferred Employees shall be given credit for all service with Seller under each employee pension benefit plan, as defined by Section 3(2) of ERISA, fringe benefit and other employee benefit plans as defined by Section 3(3) of ERISA, programs and arrangements covering employees of Buyer ("Buyer
                                                                       -----
Benefit Plans") in which a Transferred Employee becomes a participant.  The
-------------
service credit so given shall be for purposes of eligibility and vesting, but not for level of benefits and benefit accrual except to the extent the Buyer Benefit Plans otherwise provide.

          (d) (i) To the extent allowable by law, Buyer shall take any and all necessary action to cause the trustee of any defined contribution plan covering employees of Buyer in which any Transferred Employee becomes a participant to accept a direct "rollover" in cash or other acceptable form of all or a portion of said Employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the defined contribution plan sponsored by Seller if requested to do so by the Transferred Employee.

               (ii) If it is determined by Buyer and Seller that Transferred Employees are not eligible to receive a distribution from the defined contribution plan sponsored by Seller ("Seller's DC Plan"), Buyer, in its sole discretion may, but will not be obligated to, accept a plan-to-plan transfer of such amounts from Seller's DC Plan in accordance with the provisions of this subsection (d)(ii). If Buyer decides to accept such a transfer, Seller shall cause the transfer from Seller's DC Plan of assets attributable to the total vested and forfeitable accrued benefit of each such Transferred Employee to the defined contribution plan sponsored by Buyer ("Buyer's DC Plan"), which shall accept such assets and the liability and obligation to pay such transferred accrued benefit. Any such transfer of assets and liabilities shall be in accordance with all applicable provisions of the Code and ERISA, and Buyer shall be responsible for satisfying any and all filing requirements associated with such transfer. If such transfer is to be made, Buyer shall advise Seller and the administrator of Seller's DC Plan shall certify in writing the amount of vested and forfeitable benefits of each affected Transferred Employee, whose determination shall be conclusive and binding. Seller shall remain exclusively liable for any claims for benefits by participants or their beneficiaries for claimed benefits in excess of the amount so determined. Seller's liability shall continue for the duration of any applicable statute of limitations period. Based on the administrator's certification, the trustee of Seller's DC Plan shall segregate the assets attributable to such benefits, identify the composition of such assets to the trustee of Buyer's defined contribution plan, and, in accordance with the instructions of the trustee of Buyer's DC Plan, transfer such assets to the trustee of Buyer's DC Plan. As a condition to any such transfer, Buyer shall represent in writing that Buyer's DC Plan has received a current favorable determination from the IRS that it is qualified under Section 40 1(a) of the Code, has been administered in accordance with the Code, ERISA and the terms of its governing document and that no event has occurred affecting such plan's qualification. The parties hereto and the trustees and plan administrators of the respective plans may enter into such additional agreement(s) as are deemed necessary to effectuate this provision.

          (e) Prior to the Closing Date, Seller shall permit Buyer to review employee performance, job description and other relevant information Buyer deems necessary to determine which of Seller's employees will be offered continued employment in accordance with Section 6.9(a). Promptly after the Closing, Seller shall deliver to Buyer the personnel records and files of Seller for the Employees, and Seller shall have reasonable access to such records and files following Closing.

          (f) Buyer acknowledges that, as of the Closing, CHP shall continue to be obligated under the Collective Bargaining Agreement between CHP and United Food and Commercial Workers International Union Region 18 Canada, Local 61 7P, and that the employees of CHP will remain as of the Closing employees of CHP, without regard to Sections 6.9(a)-(e) hereof.

     6.10 Noncompetition and Nonsolicitation.
          ----------------------------------

          (a) Noncompetition. From the Closing Date until the fifth (5th) anniversary thereof (the "Noncompete Period"), except with Buyer's prior written
                          -----------------
consent, Seller will not, and will cause its Affiliates not to, (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit their name to be used by or in connection with, any business or enterprise which is engaged in the processing and marketing of agricultural fiber additives and substitutes, including but not limited to grain hulls and brans and the manufacture and marketing of whitened and delignified cellulosic material for human consumption prepared from oat hulls anywhere in the world.

          (b) Hiring of Seller's Employees. During the Noncompete Period, Seller will not, and will cause its Affiliates not to, (directly or indirectly) solicit for employment, or induce any other person to hire or offer employment to, any employee of the Business who is employed by Buyer after the Closing Date, nor will Seller induce any such employee to terminate his or her employment with Buyer. Nothing contained in this Section 6.10(b) shall affect or be deemed to affect in any manner any other provision of this Agreement.

          (c)  Remedies for Breach.  Seller acknowledges that:

               (i) The provisions of this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer, that any violation of this Section 6.10 may result in irreparable injury to Buyer and that damages at law would not be reasonable or adequate compensation to Buyer for a violation of this Section 6.10; and

               (ii) Buyer shall be entitled to have the provisions of this
Section 6.10 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to have an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.10. If the provisions of this Section 6.10 should ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time, geographic, product or other limitations permitted by law. If a breach of one or more of Sections 6.10(a) or (b) occurs, the period specified in such section or sections shall abate during the time of such violation and shall not continue to- run until such violation has been fully and finally cured.

     6.11 USDA Patents.  Buyer understands that Seller and the United States
          ------------
Department of Agriculture ("USDA") are in dispute with respect to certain matters relating to the two patent licenses described on Schedule 4.23 (the "Licenses"). In order to permit Seller to resolve such differences and to prevent USDA from asserting claims against Buyer with respect to the licenses, effective as of the Closing Date, Buyer hereby constitutes and appoints Seller as its true and lawful agent and attorney-in-fact for the sole purpose of permitting Seller to use its best efforts (with any costs thereof being borne by Buyer) to negotiate with USDA mutually agreeable revisions to the Licenses, provided that the Licenses, as so revised, (i) grant Buyer a non-exclusive right to use the processes currently covered thereby to produce products for human consumption, (ii) extend for the same period of time as the Licenses currently provide, and (iii) provide for a royalty payment not to exceed $25,000 per annum. Buyer hereby ratifies and approves any revisions to the Licenses to which Seller may agree, provided only that the terms described in clauses (i), (ii) and (iii) are met.

     6.12 MIS Services.  Following the Closing the Management Information
          ------------
Systems ("MIS") Department of Seller will continue to provide access to the PRISM inventory management software, MIS support and J.D. Edwards software in use in the Business as of the date hereof. Seller's MIS Department will also provide reasonable help and support to the users of the foregoing software. The foregoing services will be provided to Buyer or to CHP, as the case may be, for a period of six (6) months following the Closing Date, subject to cancellation by Buyer at the end of any month upon fifteen (15) days' advance notice to Seller. Buyer shall pay to Seller within fifteen (15) days following receipt of a monthly invoice from Seller a reasonable monthly fee for such services to be mutually agreed to by the parties in good faith, agreement on such fee being a condition precedent to Seller providing or continuing to provide such services. Any additions or replacements of hardware, including personal computers, peripheral equipment, system equipment or communications equipment, requested by Buyer or reasonably incurred by Seller in connection with providing the services described herein will be made at Buyer's sole expense. In no event shall Seller be required to provide any of the services described above if the provision of such services could reasonably be expected to materially impair the ability of Seller's MIS Department to provide service to Seller and its operations.

                                  ARTICLE VII
                                  -----------

                                  CONDITIONS
                                  ----------

     7.1  Conditions to Obligations of Buyer.  The obligations of Buyer to
          ----------------------------------
purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

          (a) No preliminary or permanent injunction or other order or decree by any federal, state or provincial court or Governmental Authority which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Purchased Assets;

          (b) Buyer shall have received all of Buyer's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to it and such approvals shall be final and non-appealable;

          (c) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

          (d) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

          (e) Buyer shall have received certificates from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 7.1(c), and (d) have been satisfied by Seller;

          (f) Buyer shall have received an opinion from Seller's Delaware and Canadian counsel reasonably acceptable to Buyer, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, covering the issues described in Exhibit D hereto;

          (g) Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in Section 3.7;

          (h) The Escrow Agent shall have executed and delivered the Escrow Agreement; and

          (i) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

     7.2  Conditions to Obligations of Seller.  The obligation of Seller to sell
          -----------------------------------
the Purchased Assets and the shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

          (a) No preliminary or permanent injunction or other order or decree by any federal, state or provincial court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state, federal or provincial government or Governmental Authority in the United States or Canada which prohibits the consummation of the sale of the Purchased Assets;

          (b) Seller shall have received all of Seller's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to them and such approvals shall be final and non-appealable;

          (c) All consents and approvals for the consummation of the sale of the Purchased Assets described in Schedule 4.3(a) shall have been obtained or waived;

          (d) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

          (e) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

          (f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, the conditions set forth in Sections 7.2(d) and (e) have been satisfied by Buyer;

          (g) Seller shall have received an opinion from Buyer's counsel reasonably acceptable to Seller, dated the Closing Date and satisfactory in form and substance to Seller and its Delaware and Canadian counsel, covering the issues described in Exhibit E hereto;

          (h) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's closing deliveries described in Section 3.8; and

          (i) The Escrow Agent shall have executed and delivered the Escrow Agreement.


                                 ARTICLE VIII
                                 ------------

                                INDEMNIFICATION
                                ---------------

     8.1  Indemnification.
          ---------------

          (a) Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, shareholders, representatives and agents (each, a "Seller's Indemnitee") from and against any
                                     -------------------
and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable
                                                             -------------
Loss"), asserted against or suffered by any Seller's Indemnitee relating to,
----
resulting from or arising out of (i) any breach by Buyer of any representations, warranties or covenants contained in this Agreement, (ii) Buyer's failure to pay or otherwise satisfy when due, the Assumed Liabilities and Obligations, or (iii) any Third Party Claims against a Seller's Indemnitee arising out of or in connection with Buyer's ownership or operation of Purchased Assets on or after the Closing Date.

          (b) Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including, after Closing, CHP) and their respective officers, directors, members, employees, shareholders, representatives and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any representations, warranties or covenants contained in this Agreement, (ii) the Excluded Liabilities, (iii) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Purchased Assets or the Business on or prior to the Closing Date, including but not limited to any royalty or other claims by the USDA under the patent licenses described on Schedule 4.23, (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with

Seller's ownership or operation of the Excluded Assets, (v) the presence prior to the Closing Date on, under or from the Real Property or any other property occupied by CHP or the Seller of any Hazardous Substances, and violations of, or noncompliance with, prior to the Closing Date, any Environmental Permit or any Environmental Law, or (vi) the matters listed on Schedule 8.1.

          (c) In addition to and without limiting the generality of Section 8.1(b), the Seller shall indemnify the Buyer Indemnitees and save them fully harmless against any Taxes and customs duties, fees, assessments or similar changes in the nature of a tax, Canada Pension Plan and provincial pension plan contributions, unemployment and employment insurance payments, workers' compensation premiums, together with any installments with respect thereto of CHP ("CHP Taxes"), and any costs, expenses and liabilities including reasonable legal fees which may be suffered or incurred by any of the Buyer Indemnitees as a result of, or arising out of or relating to any CHP Taxes required to be paid by CHP or any successor relating to any period ended on or before the Closing Date or the portion of any CHP Taxes for any taxation year or period ending after the Closing Date that is attributable to the portion of such year or period ending on the Closing Date, except to the extent that such CHP Taxes were specifically accrued as a liability on the CHP Financial Statements or included as Accounts Payable in the calculation of the Working Capital Amount. Whenever it is necessary for purposes of this Section 8.1(c) to determine liability for CHP Taxes for a taxation year or period that begins before and ends after the Closing Date, the determination shall be made by assuming that the entity had a taxation year or period which ended immediately before the Closing Date. This indemnity shall survive for the same period as the representations, warranties, covenants and obligations of the Seller with respect to CHP Taxes which is set out in Section 10.3 of this Agreement.

          (d)  Notwithstanding anything to the contrary contained herein:

               (i) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") shall use Commercially Reasonable Efforts to
               ----------
mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnitee shall advise Indemnitor promptly of such expenditure (or provide Indemnitor with the opportunity to pay such expenditures directly).
The Indemnitor shall promptly reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation (together with interest thereon from the date of payment thereof to the date of repayment at the "prime rate" as published in The Wall Street Journal).
                      -----------------------

               (ii) Any Indemnifiable Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, and (ii) the present value of income tax benefits to the Indemnitee, to the extent realized by the Indemnitee, but such net amount shall be increased to give effect to the Income Taxes payable as a result of the receipt of any indemnification payments hereunder so that the Indemnitee is held harmless after Tax. Any Party seeking indemnity hereunder shall use best efforts to make claims (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

               (iii) The amount of any indemnity claim submitted under this
Section 8.1 as damages or by way of indemnification as determined without regard to this Section 8.1 (d)(iii) shall be increased by an amount equal to the rate of goods and services tax applicable to such amount, if any.

          (e) The expiration or termination of any representation or warranty shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event
                ------------------
for which indemnification is sought prior to such expiration, termination or extinguishment.

     8.2  Defense of Claims.
          -----------------

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is
                   -----------------
to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at the Indemnifying Party's expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

          (b) (i) It within twenty (20) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2 (a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

               (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be
                                                   ------------
asserted by giving the Indemnifying Party reasonably prompt written notice thereof; stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. if the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

          (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the "prime rate" as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee
             -----------------------
to the Indemnifying Party.

          (e) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

          (f) Seller shall not have any obligation to indemnify the Buyer Indemnitees for claims under Section 8.1(b)(i) (other than claims under Sections
4.12 or 4.20, which shall be governed by paragraph (g)) until the Indemnifiable Losses of the Buyer Indemnitees with respect to such claims exceed in the aggregate $50,000, and then only for amounts in excess of $50,000.

          (g) Buyer agrees that any claims for indemnification from Seller relating to environmental matters (other than the matters described in Section
8.1 (b)(vi)) shall be brought exclusively under Section 8.l%(v) and not under any other provision of Section 8.1(b). In addition, Seller shall not have any obligation to indemnify the Buyer Indemnities for claims for indemnification under Section 8.1%(v), until the Indemnifiable Losses of the Buyer Indemnitees with respect to such claims exceeds in the aggregate $50,000, and then only for amounts in excess of $50,000. In no event shall Seller's liability for claims under Section 8.1%(v) exceed $3,500,000. In no event shall Seller's liability for claims under Section 8.1(b) or Section 8.1(c) or under any other Section of this Agreement exceed the Purchase Price.

     8.3  Arbitration.
          -----------

          All disputes under this Article 8 shall be settled by arbitration in New York City, New York, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.3. The arbitrator shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within twenty days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses or arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator of any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all of any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

          To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 8.3 shall prevent the parties from settling any dispute by mutual agreement at any time.

     8.4  No Third Party Beneficiary.  The parties hereto acknowledge and agree
          --------------------------
that the provisions of this Article 8 are solely for the benefit of the Indemnified Parties and are not intended, and shall not create, any third-party beneficiary rights in any other person or entity.


                                  ARTICLE IX
                                  ----------

                                  TERMINATION
                                  -----------

     9.1  Termination.
          -----------

          (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

          (b)  This Agreement may be terminated by Seller or Buyer, if:

               (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; or

               (ii) the Closing contemplated hereby shall have not occurred on or before January 31, 2000 (the "Termination Date") provided that the right to
                                 ----------------
terminate this Agreement under this Section 9.1(b) (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          (c) This Agreement may be terminated by Buyer if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Buyer because such Approval contains conditions that would have a Material Adverse Effect or a Material Adverse Effect on the business, assets, operations or condition (financial or otherwise) of Buyer.

          (d) This Agreement may be terminated by Seller, if any of Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Seller, because such Approval contains conditions that would have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller.

          (e) This Agreement may be terminated prior to Closing by Buyer if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured to Buyer's satisfaction in its sole discretion exercised in good faith by the earlier of the Closing Date or the date ten (10) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

          (f) This Agreement may be terminated prior to Closing by Seller if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date ten (10) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

     9.2  Procedure and Effect of No-Default Termination.  In the event of
          ----------------------------------------------
termination of this Agreement by either or both of the Parties pursuant to this
Section 9, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through (d), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.

                                   ARTICLE X
                                   ---------

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     10.1  Amendment and Modification.  Subject to applicable law, this
           --------------------------
Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

     10.2  Waiver of Compliance: Consents.  Except as otherwise provided in this
           ------------------------------
Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

     10.3  Survival of Representations. Warranties. Covenants and Obligations.
           ------------------------------------------------------------------

           (a) The representations and warranties given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of two (2) years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns, title to the Purchased Assets or the Shares shall survive the Closing for the period of the applicable statutes of limitation or the applicable assessment or reassessment period, as the case may be, plus any extensions or waivers thereof; (b)the representations and warranties in Section
4.12 hereof shall survive the Closing for a period of five (5) years after the Closing Date; and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

           (b) The covenants and obligations of Seller and Buyer set forth in this Agreement, including without limitation the indemnification obligations of the parties under Article VIII hereof, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein); provided that the obligations of Seller under
Section 8.1 (b)(v) shall expire five (5) years after the Closing Date, so that Seller shall have no further responsibility for indemnification with respect to environmental matters after such period except pursuant to Section 8.1 (b)(vi).

     10.4  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to Seller, to:

                    DCV, Inc.
                    3521 Silverside Road
                    Quillen Building
                    Wilmington, DE 19810
                    Attention: President
                    Facsimile: (302) 695-5350

               with a copy to:

                    Duane, Morris & Heckscher LLP
                    1201 Market Street
                    Wilmington, DE 19801
                    Attention: John F. Grossbauer, Esq.
                    Facsimile: (302) 571-5560

          (b)  if to Buyer, to:

                    Opta Food Ingredients, Inc.
                    25 Wiggins Avenue
                    Bedford, MA 01730
                    Attention: Lewis C. Paine, III
                    Chairman and Chief Executive Officer
                    Facsimile: (781) 276-5102

               with a copy to:

                    Mintz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C. One Financial Center
                    Boston, MA 02111
                    Attention: Douglas A. Zingale,
                               Esquire Mary-Laura Greely, Esquire
                    Facsimile: (617) 542-2241

                                      and

                    Blake, Cassels & Graydon
                    Box 25, Commerce Court West
                    Toronto, Canada M5L 1A9
                    Attention: Gordon A. M. Curie, Esquire
                    Facsimile: (416) 863-2653

     10.5  Assignment.  This Agreement and all of the provisions hereof shall be
           ----------
binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, Buyer may assign its rights, interests and obligations hereunder at any time to an Affiliate, provided that no such assignment shall relieve Buyer from its obligations hereunder.

     10.6  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the law of the State of Delaware (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN THE STATE OF DELAWARE, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.7  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8  Severability.  Any provision of this Agreement that is invalid or
           ------------
unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9  Interpretation.  The articles, section and schedule headings
           --------------
contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

     10.10 Schedules and Exhibits.  Except as otherwise provided in this
           ----------------------
Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any item disclosed in a Schedule hereto in response to one Section of this Agreement shall be deemed disclosed in response to any other Section hereof only if the item disclosed in the Schedule not referred to specifically cross references the representation and warranty to be qualified by such item or the relevance of any item in any Schedule to such representation and warranty is reasonably apparent on its face.

     10.11 Entire Agreement.  This Agreement, the Confidentiality Agreement, the
           ----------------
Assignment and Assumption Agreement and the Bill of Sale, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement.

     10.12 Bulk Sales Laws.  Buyer acknowledges that, notwithstanding anything
           ---------------
in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions; provided, however, that Seller shall fully and promptly indemnify, defend and hold Buyer harmless.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                    DCV, INC.



                                    By:_______________________________
                                    Name:
                                    Title:


                                    OPTA FOOD INGREDIENTS, INC.



                                    By:______________________________
                                    Name:
                                    Title:

                         Notes To Disclosure Schedules

     The following is a list of Schedules furnished in connection with the Purchase and Sale Agreement dated as of December 30, 1999, between DCV, Inc. (the "Company") and Opta Food Ingredients, Inc., ("Opta"). The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is material to, or outside the ordinary course of business of, the Company. Opta hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 1.1(a)
Seller's Knowledge
------------------

Schedule 2.1
Rolling Stock
-------------

Schedule 3.5
Allocation of Purchase Price
----------------------------

Schedule 4.3(a)
Consents and Approvals; No Violation
------------------------------------

Schedule 4.3(b)
Seller's Required Regulatory Approvals
--------------------------------------

Schedule 4.4
Financial Statements
--------------------

Schedule 4.5
Undisclosed Liabilities
-----------------------

Schedule 4.6
Absence of Certain Changes or Events
------------------------------------

Schedule 4.7
Title and Related Matters
-------------------------

Schedule 4.8(a)
Real Property Leases
--------------------

Schedule 4.8(b)
Tangible Personal Property Leases
---------------------------------
** Transferable.

Schedule 4.11
Insurance
---------

Schedule 4.12
Environmental Matters
---------------------

Schedule 4.13
Employees
---------

Schedule 4.14
Labor Matters
-------------

Schedule 4.15
ERISA; Benefit Plans
--------------------

Schedule 4.16
Owned Real Property
-------------------

Schedule 4.18
Certain Contracts and Arrangements
----------------------------------

Schedule 4.19
Litigation and Claims
---------------------

Schedule 4.20
Permits
-------

Schedule 4.21
Taxes
-----

Schedule 4.22
Year 2000 Qualification
-----------------------

Schedule 4.23
Patents, Copyrights and Trademarks
----------------------------------

Schedule 5.3(a)
Consents and Approvals (Buyer)
------------------------------

Schedule 5.3(b)
Buyer's Required Regulatory approvals
-------------------------------------

** Transferable.

Schedule 6.1
Conduct of Business Relating to the Purchased Assets
----------------------------------------------------

Schedule 8.1
Additional Indemnification Items
--------------------------------

** Transferable.